WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	EXHIBIT 99.1

PRESS RELEASE
Contact: Cortney Klein
May 4, 2017	(302) 571-5253 cklein@wsfsbank.com

WILMINGTON, Del. -- WSFS Financial Corporation (NASDAQ:WSFS), the parent company of WSFS Bank, today announced that Rodger Levenson, Chief Corporate Development Officer and Dominic Canuso, Chief Financial Officer will be hosting one-on-one meetings and a presentation via live webcast with investors and analysts at the D.A. Davidson Companies 19th Annual Financial Institutions Conference on Wednesday, May 10, 2017 in Denver, Colorado.

The presentation and live webcast will occur on Wednesday, May 10, 2017 between 3:10-3:45 p.m. (MDT). Interested parties may listen to the webcast by visiting http://wsw.com/webcast/dadco36/wsfs.

Presentation Materials: The presentation materials are expected to be available on the investor relations page of the Company's website, investors.wsfsbank.com by the end of business on Tuesday, May 9, 2017. The webcast will be accessible for 90 days following the live presentation at http://wsw.com/webcast/dadco36/wsfs.

About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of March 31, 2017, WSFS Financial Corporation had $6.85 billion in assets on its balance sheet and $17.57 billion in assets under management and administration. WSFS operates from 77 offices located in Delaware (46), Pennsylvania (29), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, West Capital Management, Powdermill Financial Solutions, Cash Connect®, WSFS Mortgage and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

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